Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full Year 2022 Results

PITTSBURGH--(BUSINESS WIRE)--January 18, 2023--Alcoa Corporation (NYSE: AA) today reported fourth quarter and full year 2022 results, ending a year in which Alcoa maintained a strong balance sheet, provided capital returns to stockholders, and advanced sustainably through strategic restarts of capacity and progression of its breakthrough technologies.

The Company also worked to mitigate challenging market conditions throughout the year that included high costs for raw materials and energy and lower sequential pricing in the Alumina and Aluminum segments in the fourth quarter.

Fourth Quarter 2022

  Generated revenue of $2.7 billion
  Recorded net loss of $374 million, or $2.12 per share; adjusted net loss of $123 million, or $0.70 per share; Adjusted EBITDA excluding special items of $29 million
  Generated $118 million in cash from operations
  Paid a cash dividend of $0.10 per share of common stock, totaling $17 million
  Finished the fourth quarter with a cash balance of $1.4 billion
  Announced additional power purchase agreement to support future restart of San Ciprián smelter in Spain
  Completed planned restart of smelting capacity at the Portland Aluminium joint venture in Australia
  Named top-tier aluminum industry performer in annual S&P Dow Jones Sustainability Indices

Full Year 2022

  Generated revenue of $12.5 billion
  Recorded net loss of $102 million, or $0.57 per share, and adjusted net income of $890 million, or $4.83 per share; Adjusted EBITDA excluding special items of $2.2 billion
  Generated $822 million in cash from operations
  Returned cash to stockholders through $500 million in share repurchases and $72 million in quarterly dividend payments
  Completed a $1 billion pension annuity transaction

Financial Results

M, except per share amounts	4Q22	3Q22	FY22	FY21
Revenue	$2,663	$2,851	$12,451	$12,152
Net (loss) income attributable to Alcoa Corporation	$(374)	$(746)	($102)	$429
(Loss) earnings per share attributable to Alcoa Corporation	$(2.12)	$(4.17)	($0.57)	$2.26
Adjusted net (loss) income	$(123)	$(60)	$890	$1,297
Adjusted (loss) earnings per share	$(0.70)	$(0.33)	$4.83	$6.83
Adjusted EBITDA excluding special items	$29	$210	$2,224	$2,763

“We are beginning 2023 with a clear set of priorities, building on the strategic work we’ve progressed over these past several years that has provided a strong balance sheet,” said Alcoa President and CEO Roy Harvey. “Last year, global turbulence negatively influenced costs for energy and raw materials, and we saw significant variance on product pricing between the first and second halves of 2022.

"We are taking actions to further improve, and we have the experience, rigor, and skill to drive excellence across our global operations with disciplined cost management," Harvey said. "We will address current challenges while maintaining our future focus, as the long-term outlook for our industry remains strong. Aluminum is rising in importance as a material of choice, and we are excited about the development of our transformative technologies that have the potential to reinvent the industry.”

Fourth Quarter 2022 Results

  Revenue: The Company’s total third-party revenue decreased 7 percent sequentially to $2.7 billion primarily due to lower prices for both alumina and aluminum. In the Alumina segment, the average realized third-party price of alumina decreased 8 percent sequentially. In the Aluminum segment, the average realized third-party price of aluminum decreased sequentially by 10 percent.

  Shipments: In Alumina, third-party shipments decreased 2 percent sequentially primarily due to the partial curtailment at the San Ciprián refinery in Spain, which was initiated in the third quarter 2022 to offset high natural gas prices.

  In Aluminum, total shipment volume increased 3 percent sequentially due to higher volumes from the restarts at the Alumar smelter in Brazil and the Portland smelter in Australia. Of the total aluminum shipments, value add products (slab, foundry, billet and rod) decreased 9 percent sequentially, primarily related to lower production of billet and slab from the partial curtailment at the Lista smelter in Norway, reduced casting at San Ciprián in Spain due to high energy prices, and a planned maintenance outage at a casting facility in Canada.

  Production: Alumina segment production decreased 2 percent to 3.0 million metric tons, primarily due to the partial curtailment at the San Ciprián refinery. In Aluminum, Alcoa produced 516,000 metric tons, a sequential increase of 4 percent above the third-quarter’s strong output. Additional volume from the restarts at the Alumar and Portland aluminum smelters more than offset lower production at the Lista smelter, which was partially curtailed in the third quarter 2022 to mitigate high energy costs.

  Net loss attributable to Alcoa Corporation was $374 million, or $2.12 per share. The results include a $217 million charge to tax expense to record a valuation allowance on Alcoa Alumínio’s (Brazil) deferred tax assets, and reflect lower aluminum and alumina prices, higher costs for raw materials (primarily caustic and carbon), and higher production cost sequentially.

  Adjusted net loss was $123 million, or $0.70 per share, excluding the impact from net special items of $251 million. Notable special items include $215 million in discrete and other tax items primarily related to recognition of the Brazil tax valuation allowance discussed above, $31 million related to mark-to-market energy contracts, and $30 million related to the restart costs at the Alumar and Portland smelters.

  Adjusted EBITDA excluding special items was $29 million, a decrease from the prior quarter due primarily to lower sequential prices for aluminum and alumina, higher raw material costs, and higher production costs. Also in the fourth quarter, the Company recorded a $25 million charge to cost of goods sold to establish an asset retirement obligation (ARO) for estimates of expected work on impoundments at the Alumar refinery in Brazil.

  Additionally, the Norwegian government recently approved an updated budget proposal that limits carbon dioxide compensation to be paid in 2023 based on 2022 power purchased and used in production.

  The unfavorable sequential impact is $35 million, which includes amounts previously accrued through September 30, 2022 and the absence of any accruals for the fourth quarter 2022.

  Cash: Alcoa ended the quarter with a cash balance of $1.47 billion, including restricted cash of $111 million. Cash provided from operations was $118 million. Cash used for financing activities was $25 million, primarily related to $17 million of cash dividends on common stock. Cash used for investing activities was $171 million related to capital expenditures. Free cash flow was negative $53 million.

  Working capital: The Company’s days working capital balance decreased sequentially by $111 million. Days working capital remained 50 days at the end of the fourth quarter.

Full Year 2022 Results

  Revenue: The Company’s total third-party revenue increased 2 percent to $12.5 billion, driven primarily by higher aluminum and alumina prices, and higher premiums for value add products, partially offset by decreased shipments in the Alumina and Aluminum segments. Annually, the average realized third-party price of alumina increased 18 percent and the average realized third-party price of primary aluminum increased 20 percent.

  Shipments: In Alumina, third-party shipments decreased 5 percent on a year-over-year basis as the Australian refineries produced lower volumes for sale due to reduced bauxite grade and extended and unplanned maintenance.

  In Aluminum, total shipment volume decreased 15 percent annually due to lower trading volumes, the San Ciprián smelter curtailment completed in 2022, and the absence of first quarter 2021 shipments due to the divestiture of the Warrick rolling millin April 2021. Most of the volume reduction was commodity grade aluminum on lower trading volume; shipments of value add products decreased 1 percent sequentially.

  Production: Alumina segment production decreased 5 percent annually primarily due to lower production at the Australian refineries and the partial curtailment of the San Ciprián refinery. Aluminum production decreased 8 percent annually, primarily due to the curtailment of the San Ciprián smelter that more than offset the increase from the Alumar and Portland restarts.

  Net loss attributable to Alcoa Corporation of $102 million, or $0.57 per share, was a decline from the prior year’s net income of $429 million, or $2.26 per share. Higher aluminum and alumina pricing in the first half of 2022 yielded $1 billion in net income attributable to Alcoa despite high raw materials, energy, and production costs. As sales prices fell in the second half of 2022, these high costs persisted. Combined with restructuring and tax items mentioned below, the second half yielded $1.1 billion of net loss.

  The 2022 result include $696 million in restructuring related charges, primarily related to noncash pension settlement charges of $631 million, as well as a $217 million charge to tax expense to record a valuation allowance on Alcoa Alumínio’s deferred tax assets.

  Adjusted net income decreased in 2022 to $890 million, or $4.83 per share, excluding the impact from net special items of $992 million. Notable special items include charges of $631 million for various pension related actions, $216 in discrete and other tax items primarily related to recognition of the tax valuation allowance discussed above, $87 million in costs related to the restart processes at the Alumar and Portland smelters, and tax and noncontrolling interest impacts on above items of $22 million.

  Adjusted EBITDA excluding special items decreased 20 percent sequentially to $2.2 billion, primarily due to year over year higher costs for raw materials of approximately $750 million, higher costs for energy of approximately $650 million, and higher production costs of approximately $450 million.

  Cash: Alcoa ended 2022 with a cash balance of $1.47 billion, including restricted cash of $111 million. Cash provided from operations was $822 million. Cash used for financing activities was $768 million, primarily related to $500 million in share repurchases, $165 million net distributions to noncontrolling interest, and $72 million in cash dividends on common stock. Cash used for investing activities was $495 million primarily due to $480 million in capital expenditures. Free cash flow was $342 million.

  Working capital: The Company ended 2022 with days working capital balance of $1.4 billion, an increase of approximately $400 million from year end 2021. Days working capital of 50 days was 21 days higher than the prior year end, primarily due to higher value in raw materials and finished goods primarily on higher costs.

Key Strategic Actions

Financial

  Pension: In August 2022, the Company completed its fifth pension annuity transaction for a total transfer of approximately $3.3 billion in pension obligations and assets since 2018.

  Revolving Credit Facility: Alcoa announced in June that it amended and restated its existing Revolving Credit Facility into a $1.25 billion revolving credit facility with improved terms, including the addition of sustainability-linked metrics.

  Business Segments: Beginning in January 2023, the Company will combine its Bauxite and Alumina segments and will report its financial results in the following two segments: (i) Alumina, and (ii) Aluminum. Segment information for all prior periods presented in future reports will be updated to reflect the new segment structure.

Operational

  Wind power purchase agreements: On October 6, 2022, Alcoa announced it now has two power purchase agreements that would provide up to 75 percent of the needed power to support the planned restart of the San Ciprián smelter.

  Restarts: The Company continues to progress the restart of the Alumar smelter in São Luís, Brazil. Production began in the second quarter 2022, and it is anticipated that it will ship approximately 34,000 metric tons in the first quarter 2023 (Alcoa share).

  In December, Portland Aluminium successfully completed the restart of 35,000 metric tons per year (mtpy) of curtailed capacity at the joint venture smelter in Victoria, Australia. Now that the restart is complete, approximately 95 percent of Portland Aluminium’s total capacity of 358,000 mtpy is operating, including approximately 186,000 mtpy of Alcoa’s consolidated capacity.

Innovation

  Technology roadmap: The Company is progressing its breakthrough R&D programs, including the ELYSISTM technology that eliminates all direct carbon-dioxide emissions from the traditional smelting process, emitting instead pure oxygen. In March 2022, the ELYSIS joint venture announced that it had sold metal from the breakthrough technology for use in Apple’s iPhone SE.

  Alloy development and deployment: A world leader in alloy development, the Company introduced in September its latest innovation -- A210 ExtruStrong™ high-strength, 6000 series alloy for a wide range of extruded applications, including transport, construction, industrial, and consumer goods.

Advance Sustainably

  Dow Jones Sustainability Indices: On December 14, the Company announced its inclusion in the S&P Dow Jones Sustainability Indices (DJSI). Alcoa received an ESG score in the 96th percentile, placing it in the top tier of all global companies in Alcoa’s industry peer group.

  Aluminum Stewardship Initiative: Alcoa continues to maintain and gain certifications from the Aluminium Stewardship Initiative (ASI), the aluminum industry’s most comprehensive third-party program to validate responsible production practices. Alcoa has 17 global sites certified to ASI’s standards and has also earned ASI’s Chain of Custody certification, which allows the company to globally market and sell ASI-certified aluminum.

  Bauxite residue filtration: Alcoa successfully completed the installation of press filtration technology at its Poços de Caldas refinery in Brazil. The technology, which is the Company’s third such installation, saves water and reduces land use for bauxite residue.

2023 Outlook

In 2023, the Company projects total alumina shipments, including externally sourced alumina, to range between 12.7 and 12.9 million metric tons, a decrease of 0.5 million metric tons from 2022 due to the partial curtailment of the San Ciprián refinery and lower bauxite quality at the Australian refineries.

The Aluminum segment is expected to ship between 2.5 and 2.6 million metric tons, consistent with 2022 as additional shipments from the restart of the Alumar and Portland smelters are offset by lower anticipated trading volume.

For Alumina Segment Adjusted EBITDA, the Company expects approximately $25 million higher costs from a Western Australia gas supply disruption to be offset by the non-recurrence of the Alumar refinery ARO adjustment.

In early January 2023, in response to a domestic natural gas shortage in Western Australia due to production challenges experienced by key gas suppliers, Alcoa’s Kwinana and Pinjarra refineries converted to diesel as an immediate and temporary fuel source for some operational needs. Alcoa reduced production by approximately 30 percent at the Kwinana refinery by taking one production unit offline and reducing process flows. While gas supply has improved, and both refineries have reverted to full gas use, the Kwinana refinery continues to operate at a reduced production rate due to ongoing uncertainty in the gas market. Alcoa continues to monitor the situation and will consider the need for additional actions as the situation evolves.

For Aluminum Segment Adjusted EBITDA, Alcoa expects Norwegian smelter costs to be favorable by $70 million from the non-recurrence of carbon dioxide credit adjustments and lower energy costs. Additionally, the Company expects $15 million lower raw material costs and $15 million lower production costs.

Other expense is expected to be unfavorable by approximately $45 million sequentially on lower equity income results.

Based on current alumina and aluminum market conditions, Alcoa expects first quarter tax expense to approximate $5 million to $15 million, which may vary with market conditions and jurisdictional profitability.

In regard to outlook beyond the first quarter 2023, the annual mine plan approvals process in Western Australia is currently taking longer than it has traditionally. Alcoa is working cooperatively in Western Australia with State regulators to address increasing expectations for environmental management to support these approvals.

Considering the delays, the Company is reducing the bauxite grade at the Huntly mine beginning in April 2023. The reduction in grade will extend the ore supply available under existing approvals and provide more time to work through the next set of approvals.

Operating the refineries with lower quality bauxite decreases alumina output and increases input costs, primarily caustic, energy, and bauxite usages. This grade change is isolated to the Huntly mine that supplies the Pinjarra and Kwinana refineries. It does not impact the Willowdale mine that supplies our Wagerup refinery.

The Company expects lower Alumina Segment Adjusted EBITDA of approximately $55 million per quarter in comparison to the fourth quarter 2022, after excluding $35 million of non-recurrence for the Alumar refinery ARO adjustment and certain other non-recurring expenses from the fourth quarter 2022, starting in the second quarter 2023 and continuing through the fourth quarter 2023.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 18, 2023, to present fourth quarter and full year 2022 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 18, 2023. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine, and related regulatory developments; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) changes in global economic and financial market conditions generally, such as inflation, recessionary conditions, and interest rate increases, which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) unfavorable changes in cost, quality, or availability of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) the inability to execute on strategies related to or achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, environmental- and social-related goals and targets (including due to delays in scientific and technological developments), or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or work stoppages and strikes; (k) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; (m) risks associated with long-term debt obligations; (n) the timing and amount of future cash dividends and share repurchases; (o) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and, (p) the other risk factors discussed in Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and September 30, 2022, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)
	Quarter Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Sales	$2,663	$2,851	$3,340

Cost of goods sold (exclusive of expenses below)	2,596	2,668	2,383
Selling, general administrative, and other expenses	64	44	68
Research and development expenses	9	7	10
Provision for depreciation, depletion, and amortization	147	149	165
Restructuring and other charges, net	(6)	652	1,055
Interest expense	26	25	28
Other expenses (income), net	46	35	(298)
Total costs and expenses	2,882	3,580	3,411

Loss before income taxes	(219)	(729)	(71)
Provision for income taxes	180	40	298

Net loss	(399)	(769)	(369)

Less: Net (loss) income attributable to noncontrolling interest	(25)	(23)	23

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(374)	$(746)	$(392)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(2.12)	$(4.17)	$(2.11)
Average number of shares	176,952,812	178,778,774	185,663,439

Diluted:
Net loss	$(2.12)	$(4.17)	$(2.11)
Average number of shares	176,952,812	178,778,774	185,663,439

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)
	Year ended
	December 31, 2022	December 31, 2021
Sales	$12,451	$12,152

Cost of goods sold (exclusive of expenses below)	10,212	9,153
Selling, general administrative, and other expenses	204	227
Research and development expenses	32	31
Provision for depreciation, depletion, and amortization	617	664
Restructuring and other charges, net	696	1,128
Interest expense	106	195
Other income, net	(139)	(445)
Total costs and expenses	11,728	10,953

Income before income taxes	723	1,199
Provision for income taxes	664	629

Net income	59	570

Less: Net income attributable to noncontrolling interest	161	141

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(102)	$429

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(0.57)	$2.30
Average number of shares	180,645,163	186,377,853

Diluted:
Net (loss) income	$(0.57)	$2.26
Average number of shares	180,645,163	189,907,737

Common stock outstanding at the end of the period	176,969,091	184,099,748

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,363	$1,814
Receivables from customers	778	757
Other receivables	131	127
Inventories	2,427	1,956
Fair value of derivative instruments	134	14
Prepaid expenses and other current assets(1)	417	358
Total current assets	5,250	5,026
Properties, plants, and equipment	19,605	19,753
Less: accumulated depreciation, depletion, and amortization	13,112	13,130
Properties, plants, and equipment, net	6,493	6,623
Investments	1,143	1,199
Deferred income taxes	308	506
Fair value of derivative instruments	2	7
Other noncurrent assets(2)	1,587	1,664
Total assets	$14,783	$15,025
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,757	$1,674
Accrued compensation and retirement costs	335	383
Taxes, including income taxes	230	374
Fair value of derivative instruments	200	274
Other current liabilities	481	517
Long-term debt due within one year	1	1
Total current liabilities	3,004	3,223
Long-term debt, less amount due within one year	1,806	1,726
Accrued pension benefits	252	417
Accrued other postretirement benefits	480	650
Asset retirement obligations	711	622
Environmental remediation	226	265
Fair value of derivative instruments	1,026	1,048
Noncurrent income taxes	220	191
Other noncurrent liabilities and deferred credits	486	599
Total liabilities	8,211	8,741
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,183	9,577
Accumulated deficit	(549)	(315)
Accumulated other comprehensive loss	(3,578)	(4,592)
Total Alcoa Corporation shareholders’ equity	5,058	4,672
Noncontrolling interest	1,514	1,612
Total equity	6,572	6,284
Total liabilities and equity	$14,783	$15,025
(1)	This line item includes $55 and $4 of restricted cash at December 31, 2022 and December 31, 2021, respectively.
(2)	This line item includes $56 and $106 of noncurrent restricted cash at December 31, 2022 and December 31, 2021, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)
	Year Ended December 31,
	2022	2021
CASH FROM OPERATIONS
Net income	$59	$570
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	617	664
Deferred income taxes	257	147
Equity earnings, net of dividends	(17)	(138)
Restructuring and other charges, net	696	1,128
Net loss (gain) from investing activities – asset sales	10	(354)
Net periodic pension benefit cost	54	47
Stock-based compensation	40	39
Premium paid on early redemption of debt	—	43
Gain on mark-to-market derivative financial contracts	(44)	(24)
Other	53	49
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Increase in receivables	(59)	(414)
Increase in inventories	(547)	(639)
Decrease (Increase) in prepaid expenses and other current assets	44	(41)
Increase in accounts payable, trade	189	354
Decrease in accrued expenses	(173)	(38)
(Decrease) Increase in taxes, including income taxes	(190)	301
Pension contributions	(17)	(579)
Increase in noncurrent assets	(87)	(160)
Decrease in noncurrent liabilities	(63)	(35)
CASH PROVIDED FROM OPERATIONS	822	920

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	4	495
Payments on debt (original maturities greater than three months)	(1)	(1,294)
Proceeds from the exercise of employee stock options	22	25
Repurchase of common stock	(500)	(150)
Dividends paid on Alcoa common stock	(72)	(19)
Payments related to tax withholding on stock-based compensation awards	(19)	(1)
Financial contributions for the divestiture of businesses	(33)	(17)
Contributions from noncontrolling interest	214	21
Distributions to noncontrolling interest	(379)	(215)
Other	(4)	(3)
CASH USED FOR FINANCING ACTIVITIES	(768)	(1,158)

INVESTING ACTIVITIES
Capital expenditures	(480)	(390)
Proceeds from the sale of assets	5	966
Additions to investments	(32)	(11)
Sale of investments	10	-
Other	2	-
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(495)	565

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(9)	(13)
Net change in cash and cash equivalents and restricted cash	(450)	314
Cash and cash equivalents and restricted cash at beginning of year	1,924	1,610
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,474	$1,924

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))
	4Q21	2021	1Q22	2Q22	3Q22	4Q22	2022
Bauxite:
Production(1) (mdmt)	11.8	47.6	11.0	10.2	10.3	10.6	42.1
Third-party shipments (mdmt)	1.6	5.7	0.8	0.6	1.0	1.1	3.5
Intersegment shipments (mdmt)	10.6	42.4	10.1	10.0	9.9	9.5	39.5
Third-party sales	$83	$236	$43	$34	$59	$68	$204
Intersegment sales	$175	$711	$170	$165	$181	$164	$680
Segment Adjusted EBITDA(2)	$49	$172	$38	$5	$15	$24	$82
Depreciation, depletion, and amortization	$34	$153	$35	$35	$31	$29	$130

Alumina:
Production (kmt)	3,291	13,259	3,209	3,226	3,092	3,017	12,544
Third-party shipments (kmt)	2,294	9,629	2,277	2,438	2,244	2,210	9,169
Intersegment shipments (kmt)	1,121	4,287	940	984	1,005	1,029	3,958
Average realized third-party price per metric ton of alumina	$407	$326	$375	$442	$371	$342	$384
Third-party sales	$935	$3,139	$855	$1,077	$832	$756	$3,520
Intersegment sales	$530	$1,586	$418	$489	$418	$429	$1,754
Segment Adjusted EBITDA(2)	$503	$1,002	$262	$343	$69	$27	$701
Depreciation and amortization	$55	$198	$50	$49	$43	$40	$182
Equity (loss) income	$11	$4	$1	$(5)	$(18)	$(17)	$(39)

Aluminum:
Primary aluminum production (kmt)	554	2,193	498	499	497	516	2,010
Third-party aluminum shipments(3) (kmt)	687	3,007	634	674	621	641	2,570
Average realized third-party price per metric ton of primary aluminum	$3,382	$2,879	$3,861	$3,864	$3,204	$2,889	$3,457
Third-party sales	$2,322	$8,766	$2,388	$2,539	$1,976	$1,832	$8,735
Intersegment sales	$5	$18	$7	$8	$10	$2	$27
Segment Adjusted EBITDA(2)	$523	$1,879	$713	$596	$152	$31	$1,492
Depreciation and amortization	$71	$289	$69	$71	$70	$73	$283
Equity income (loss)	$37	$116	$39	$40	$(5)	$(5)	$69

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$1,075	$3,053	$1,013	$944	$236	$82	$2,275
Unallocated amounts:
Transformation(4)	(10)	(44)	(14)	(11)	(19)	(22)	(66)
Intersegment eliminations	(121)	(101)	102	20	17	4	143
Corporate expenses(5)	(45)	(129)	(29)	(35)	(27)	(37)	(128)
Provision for depreciation, depletion, and amortization	(165)	(664)	(160)	(161)	(149)	(147)	(617)
Restructuring and other charges, net	(1,055)	(1,128)	(125)	75	(652)	6	(696)
Interest expense	(28)	(195)	(25)	(30)	(25)	(26)	(106)
Other income (expenses), net	298	445	14	206	(35)	(46)	139
Other(6)	(20)	(38)	(13)	(100)	(75)	(33)	(221)
Consolidated income (loss) before income taxes	(71)	1,199	763	908	(729)	(219)	723
Provision for income taxes	(298)	(629)	(210)	(234)	(40)	(180)	(664)
Net loss (income) attributable to noncontrolling interest	(23)	(141)	(84)	(125)	23	25	(161)
Consolidated net (loss) income attributable to Alcoa Corporation	$(392)	$429	$469	$549	$(746)	$(374)	$(102)

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Income (Loss)
	Quarter ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net (loss) income attributable to Alcoa Corporation	$(374)	$(746)	$(392)	$(102)	$429

Special items:
Restructuring and other charges, net	(6)	652	1,055	696	1,128
Other special items(1)	64	72	(232)	58	(301)
Discrete and other tax items impacts(2)	215	(1)	102	216	101
Tax impact on special items(3)	(19)	(21)	5	4	6
Noncontrolling interest impact(3)	(3)	(16)	(63)	18	(66)
Subtotal	251	686	867	992	868

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(123)	$(60)	$475	$890	$1,297

Diluted EPS(4):
Net (loss) income attributable to Alcoa Corporation common shareholders	$(2.12)	$(4.17)	$(2.11)	$(0.57)	$2.26

Net (loss) income attributable to Alcoa Corporation common shareholders - as adjusted	$(0.70)	$(0.33)	$2.50	$4.83	$6.83

Net (loss) income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net (loss) income attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended December 31, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($31), costs related to the restart process at the Alumar, Brazil smelter ($27), costs related to the restart process of the Portland, Australia smelter ($3), and charges for other special items ($3);

  for the quarter ended September 30, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($49), costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($3);

  for the quarter ended December 31, 2021, net gains on asset sales ($222), primarily related to the former Rockdale site sale, a net favorable change in certain mark-to-market energy derivative instruments ($27), costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1);

  for the year ended December 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($75), a net favorable change in mark-to-market energy derivative instruments ($41), costs related to the restart process of the Portland, Australia smelter ($12), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($10), and charges for other special items ($2); and, for the year ended December 31, 2021, net gains on asset sales ($352), primarily related to the former Rockdale site sale and the former Eastalco site sale, a charge for debt redemption expenses ($54), a net favorable change in certain mark-to-market energy derivative instruments ($25), costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and net charges for other special items ($6).

(2)

Discrete and other tax items impacts are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

  for the quarter ended December 31, 2022, a charge to record a valuation allowance on Alcoa Alumínio’s deferred tax assets due to cumulative losses ($217), a credit to increase Alcoa World Alumina Brazil’s deferred tax assets related to changes in utilization of the lower holiday tax rate ($33), a net charge primarily to write off Alcoa Norway’s deferred tax assets due to a legal entity restructuring ($30), and a net charge for several other items ($1);

for the quarter ended September 30, 2022, a net benefit for discrete tax items ($1);

  for the quarter ended December 31, 2021, a charge to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets ($97), and a net charge for several other items ($5);

  for the year ended December 31, 2022, a charge to record a valuation allowance on Alcoa Alumínio’s deferred tax assets due to cumulative losses ($217), a credit to increase Alcoa World Alumina Brazil’s deferred tax assets related to changes in utilization of the lower holiday tax rate ($33), a net charge primarily to write off Alcoa Norway’s deferred tax assets due to a legal entity restructuring ($30), and a net charge for several other items ($2); and, for the year ended December 31, 2021, a charge to record a valuation allowance on the Company’s Spanish alumina subsidiary’s deferred tax assets ($97), and a net charge for several other items ($4).
(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net (loss) income attributable to Alcoa Corporation	$(374)	$(746)	$(392)	$(102)	$429

Add:
Net (loss) income attributable to noncontrolling interest	(25)	(23)	23	161	141
Provision for income taxes	180	40	298	664	629
Other expenses (income), net	46	35	(298)	(139)	(445)
Interest expense	26	25	28	106	195
Restructuring and other charges, net	(6)	652	1,055	696	1,128
Provision for depreciation, depletion, and amortization	147	149	165	617	664

Adjusted EBITDA	(6)	132	879	2,003	2,741

Special items(1)	35	78	17	221	22

Adjusted EBITDA, excluding special items	$29	$210	$896	$2,224	$2,763
Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended December 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($27) and costs related to the restart process of the Portland, Australia smelter ($3). Additionally, due to changes in price in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($5) in Other expenses (income), net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold;

  for the quarter ended September 30, 2022, net cost of power associated with the Portland smelter ($57), costs related to the restart process at the Alumar, Brazil smelter ($14), costs related to the restart process of the Portland, Australia smelter ($6), and charges for other special items ($1);

  for the quarter ended December 31, 2021, costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and a charge for other special items ($1);

  for the year ended December 31, 2022, net cost of power associated with the Portland smelter ($132), costs related to the restart process at the Alumar, Brazil smelter ($75), costs related to the restart process of the Portland, Australia smelter ($12), and net charges for other special items ($2); and, for the year ended December 31, 2021, costs related to the closure of the Wenatchee, Washington smelter ($10), costs related to the restart process at the Alumar, Brazil smelter ($6), and net charges for other special items ($6).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash from operations (1)	$118	$134	$565	$822	$920

Capital expenditures	171	(128)	(153)	(480)	(390)

Free cash flow	$(53)	$6	$412	$342	$530
Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash provided from operations for the year ended December 31, 2021 includes a $500 cash outflow for unscheduled contributions to certain U.S. defined benefit pension plans. The $500 was funded with the net proceeds of 4.125% senior notes due 2029, together with cash on hand.

Net Debt	December 31, 2022	December 31, 2021
Short-term borrowings	$—	$75
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,806	1,726
Total debt	1,807	1,802

Less: Cash and cash equivalents	1,363	1,814

Net debt (net cash)	$444	$(12)

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions) Adjusted Net Debt and Proportional Adjusted Net Debt

	December 31, 2022			December 31, 2021
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$—	$—	$—	$75	$30	$45
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,806	32	1,774	1,726	—	1,726
Total debt	1,807	32	1,775	1,802	30	1,772

Less: Cash and cash equivalents	1,363	94	1,269	1,814	177	1,637

Net debt (net cash)	444	(62)	506	(12)	(147)	135

Plus: Net pension / OPEB liability	658	9	649	973	15	958

Adjusted net debt (net cash)	$1,102	$(53)	$1,155	$961	$(132)	$1,093

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

Days Working Capital

	Quarter ended
	December 31, 2022	September 30, 2022	December 31, 2021
Receivables from customers	$778	$749	$757

Add: Inventories	2,427	2,400	1,956

Less: Accounts payable, trade	(1,757)	(1,590)	(1,674)

DWC working capital	$1,448	$1,559	$1,039

Sales	$2,663	$2,851	$3,340

Number of days in the quarter	92	92	92

Days working capital(1)	50	50	29
Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com